Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in Amendment No. 3 to the Registration Statement on Form F-3/A and the related Prospectus of SciSparc Ltd. and to the incorporation by reference therein of our report dated April 24, 2025 (except for Note 1(d), as to which the date is July 8, 2025), with respect to the consolidated financial statements of SciSparc Ltd included in the Report of Foreign Private Issuer on Form 6-K dated July 22, 2025, filed by SciSparc Ltd. with the Securities and Exchange Commission.

/s/ Kost Forer Gabbay & Kasierer
July 22, 2025	Kost Forer Gabbay & Kasierer
Tel-Aviv, Israel	A Member firm of EY Global